EXHIBIT 99.1
------------


                 JONES LANG LASALLE ANNUAL REPORT 2001



JONES LANG LASALLE

two thousand and ONE annual review

[ graphics containing "one" in 28 different languages ]

[ photo graphics at the following locations - amsterdam; atlanta; bangkok; bangalore; beijing; brussels; chicago; dallas; denver; dublin; frankfurt; hong kong; jakarta; london; los angeles; madrid; manila; mclean, va; mexico city; milan; montreal; moscow; mumbai; new delhi; new york;
paris; san francisco; sao paulo; singapore; stockholm; sydney;
taipei; tokyo; toronto; warsaw; washington, dc ]


ONE PROMISE      We are committed to meeting or
                 exceeding the highest expectations of
                 our clients by creating and delivering
                 exceptional strategic solutions and
                 investment performance.


ONE BRAND        The Jones Lang LaSalle brand guides
                 and identifies us as a fully integrated
                 global firm, a client-oriented advisor
                 known for the quality of our market
                 knowledge and financial expertise.


ONE CULTURE      Through our investments in award winning
                 research, leading-edge
                 technology, innovation and best
                 practices, our global team sets our
                 firm apart as the thought leader
                 in real estate.


ONE VISION       We pursue our vision by addressing
                 our strategic goals:  to exceed client
                 expectations by delivering superior
                 service consistently ... to develop a
                 high-performance team culture worldwide ...
                 to achieve sustainable and
                 profitable growth ... and to continually build the Jones Lang LaSalle brand.


THE STRENGTH
OF ONE           Jones Lang LaSalle is 7,230 people on
                 five continents working together as one.
                 To illustrate this theme, we asked
                 colleagues in 36 markets around the world to offer their photographic perspective of our business and our people.

MESSAGE FROM THE CEO



Fellow shareholders:

The events of 2001 tested Jones Lang LaSalle, as they did a great many businesses. However, I am pleased to report that our people were equal to the challenges.

In a truly difficult global economy, we continued to serve our clients effectively, developing new strategies to address shifting market conditions and changing client needs. Our people established new business relationships while continuing to secure repeat assignments from the ranks of the world's leading real estate owners, investors and occupiers. They served our shareholders by identifying and introducing significant cost-reduction efforts in all parts of our operations. It was our people who made it possible for us to match our record 2000 performance.


NEW LEADERSHIP TEAM

On January 1, 2002, I assumed the position of Chief Executive Officer at Jones Lang LaSalle, succeeding Stuart Scott, who continues to serve our firm as Chairman of the Board. Also, Peter Roberts accepted new responsibilities as the company's Chief Operating Officer, moving from his position as Chief Financial Officer.

At the same time, we welcomed Lauralee Martin to the firm as our new Chief Financial Officer. Previously she was CFO at Heller Financial and, before that, was Heller's Group President for Real Estate Finance. Her skills and experience in both corporate financial management and real estate finance make her a valuable addition to our executive management team.

I am both enthusiastic and professionally energised by the prospects of working alongside such talented colleagues in 2002 and into the future.


2001 FINANCIAL HIGHLIGHTS

Jones Lang LaSalle generated $40.5 million in adjusted net income on revenues of $881.7 million in 2001. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $137 million for the year.

We continued to reduce our debt level in 2001 by approximately $28 million. In the past two years, we have lowered our outstanding debt by $100 million, exceeding our original two-year target by $40 million.

In response to the worsening economic outlook and the reduced level of market activity resulting from the downturn, we took decisive action in the fourth quarter to restructure our business and lower our cost base. We expect to capture at least $50 million in annualised savings as a result of this initiative. Earlier in 2001, we incurred additional charges associated with restructuring, and with write-downs of e-commerce investments, reserves against potential liabilities associated with the bankruptcy of two insurance companies, and exiting non-strategic business lines. Total non-operational, non-recurring charges were $77 million for the year.
While accepting that these charges are certainly unpalatable, we believe the resultant reduction in our ongoing cost base positions us well for growth in 2002.

The e-commerce write-downs do not signal any retreat from our determination to maintain the position of technology leader in our industry. Although we will no longer focus on indirect investments in technology based service providers, we will continue to make responsible investments in products and systems that improve both our efficiency and the quality of our service to clients. The major new business wins of 2001 fully justify this course of action.

The swift pace and decisive nature of the restructuring demonstrated our firm's agility and flexibility in the face of rapidly deteriorating market conditions. Today, as a result, we have the right level of staffing with the right quality of people and skills to serve our clients effectively throughout the world.


INTEGRATED SERVICES, WORLD - CLASS TECHNOLOGY, GLOBAL PLATFORM

The prospect of securing global opportunities was a primary force driving the creation of Jones Lang LaSalle in 1999. A fundamental strategic objective has been to create a truly global investment management operation. With the launch of our Asia Recovery Fund, this is now in place. Also, we resolved right from the start to provide large multinational companies with comprehensive and integrated real estate services, supported by industry leading technology, delivered anywhere in the world with consistent and uncompromising levels of quality service.

In 2001, we witnessed the power of our global platform. We significantly increased our services to Bank of America, adding 15 million square feet (1.4 square metres) in North America to our global mandate, which now stands at 31 million square feet (2.9 square metres).

Late in the year, Microsoft Corporation named our firm as its preferred worldwide real estate services provider. In making the announcement, James Ableson, Microsoft's Manager of U.S. and International Real Estate, said:
"We selected Jones Lang LaSalle because they were the only service provider that offered consistent integrated service delivery and a sophisticated information technology system to streamline Microsoft's real estate transaction and project management services worldwide."

Rockwell Automation selected us as its preferred worldwide provider of real estate services in January 2002. More recently, Motorola formed a strategic alliance with us to provide facility management and project management services beginning with Motorola's largest properties in its U.S.
portfolio. We believe that the list will continue to grow.

Each new relationship reflects the meaning and spirit of this Annual Review's theme, "The Strength of One." We attract such clients because we can offer them the powerful unified force of a single promise, one brand, one culture and one shared vision.


OUR VISION AND STRATEGY

I would like to take this opportunity in my first annual letter to comment on our Vision and our Strategy. Our Vision, which defines success for Jones Lang LaSalle, is "to be the chosen real estate expert and strategic advisor to the leading owners, occupiers and investors around the world."

Guiding us toward the achievement of these objectives are five overarching strategies: to exceed client expectations; to deliver a recognised and differentiated brand; to develop a high-performance team culture; to achieve sustainable, profitable growth; and to improve operational efficiency.

To determine how well we measure up to our Vision, we benchmark performance around our three key constituents: OUR CLIENTS, OUR PEOPLE AND OUR SHAREHOLDERS. We have established three-year objectives for each group and aligned our people and our compensation objectives to achieve success.

For each objective, we have established a series of long term actions and short-term priorities. We expect the long-term issues to be fully implemented and integrated into our operations within a three-year time frame. We anticipate completing the short-term priorities by the end of 2002. We are making good progress in both categories.

OUR MISSION AND CLIENT SERVICE MODEL

Where our Vision defines success at Jones Lang LaSalle, our Mission defines our service capability: "To deliver exceptional strategic, fully integrated services and solutions for real estate owners, occupiers and investors worldwide."


CLIENT SERVICE MODEL

Our Vision is to be the chosen real estate expert and strategic advisor to the leading owners, occupiers and investors around the world.

Our Mission is to deliver exceptional strategic, fully integrated services and solutions for real estate owners, occupiers and investors worldwide.


[ graphic - Client Service Model ]

                   OWNERS & OCCUPIERS  /  INVESTORS


                          STRATEGIC SOLUTIONS

    RESEARCH ... TECHNOLOGY ... INNOVATION ... GLOBAL CAPABILITIES


CORPORATE SOLUTIONS               INVESTMENT MANAGEMENT
- Space Acquisition               - Investment Strategy
- Space Disposition               - Private & Public Markets
- Facilities Management           - Direct & Indirect Investment
- Project & Development           - Income, Growth &
  Services                          Opportunistic Programs
- Consulting


INVESTOR SERVICES                 CAPITAL MARKETS
- Buying & Selling                - Acquisitions & Dispositions
- Leasing                         - Corporate Finance
- Property Management             - Financial Restructuring
- Project & Development           - Sale & Leaseback
  Services                        - Debt & Equity Raising
- Consulting                      - Partnering


Our Client Service Model addresses how we deliver services and solutions to our three client segments: real estate owners, occupiers and investors. Our breadth of services includes leadership positions in the core real estate services of leasing, property management, property acquisition and disposition, and valuation. We are also experts in delivering the sophisticated financial solutions of investment management, capital markets and consulting.

This combination of skills and expertise sets us apart from our competitors. Traditional real estate firms do not have the depth of our financial expertise or our track record. Consultancy practices do not have our implementation capability. Investment banks lack our local market knowledge and real estate expertise. In fact, the market knowledge we develop in Corporate Solutions and Investor Services helps us identify investment opportunities and capital sources for Investment Management and Capital Markets clients. The investments we structure and make for Capital Markets clients help us identify new business opportunities for our Investor Services and Corporate Solutions units.

We continue to set ourselves apart by leveraging all our services through our unrivalled platforms of research, technology, innovation and global reach, and we continue to invest in each to maintain a position of thought leadership in our industry. Our strategic solutions capability and our advisory culture are our ultimate differentiators and are integral to how we serve our clients. We are able to address not only their real estate needs but also their broader business and financial goals. This capability to develop and deliver sound strategy drives our own ability to grow our business and margins.


TOTAL PERFORMANCE MANAGEMENT

To fulfill our Mission and secure our Vision, we have created and introduced Total Performance Management, or TPM. This firmwide initiative is helping us enhance our relationships with clients and with each other. At its heart, Total Performance Management defines the principles we need to embody as a firm if we are to succeed in delivering on the tremendous promise that is Jones Lang LaSalle.

One of our first TPM efforts was to develop a set of non-negotiable minimum standards of behaviour. Now part of our culture, these 10 performance standards are reflected in all business decisions and activities. In the pursuit of excellence in client servicing, we have put new Client Relationship Management systems in place. We are introducing new skills training programs and Individual Career Management Planning procedures for our people. To support leadership and the development of a high performance culture, we designed and introduced a Web-based Individual Performance Management Program for our employees in 2001.

The goal of Total Performance Management is to instil in all of our people an unyielding commitment to be the best: THE real estate advisor our clients want to work with and THE employer of choice in our industry.

Our efforts are already having a positive impact both on our clients and our people, who are benefiting from increased training and coaching.

Total Performance Management is an eminently practical and continually evolving approach to managing our firm. In simple terms, it represents "the way we do things at Jones Lang LaSalle."


LOOKING AHEAD

I believe that our results for 2001 and the opportunities we have identified for 2002 serve as welcome confirmation that our integrated global platform is working effectively for our clients, while setting Jones Lang LaSalle apart from competitors. We have a clear and well-defined strategy, the best people in our business, the most sophisticated research capabilities and the most advanced technology platform. We will continue to build on these strengths this year, growing our business in 2002 and achieving our financial goals.

As the global economy recovers, we will be ready to capitalise on the new opportunities that emerge, driving additional new growth as we continue to serve the best interests of our clients, our people, and our shareholders.

PERSONAL WORDS OF THANKS

In closing, I extend my thanks to Dr. David Li and John Walter, both of whom are not standing for re-election to the Board as external directors, for their support and valuable contributions to the firm over a number of years.

Finally, I would like to express my appreciation publicly to Stuart Scott for all the contributions he has made, to date, to Jones Lang LaSalle. A key feature of our new executive leadership team is that, since Stuart continues to serve as our Chairman, we sacrificed no talent to assemble it. We are fortunate, indeed, that he remains available to us, and to our clients, for wise counsel and sound guidance. I look forward to continuing to work closely with Stuart as both a friend and a colleague.




/S/ Christopher A. Peacock
Christopher A. Peacock
President and Chief Executive Officer
March 2002

BUSINESS REVIEW AND OUTLOOK

Markets in all regions of the world were affected to one degree or another by slowing economies and rising business uncertainty in 2001. Our ability to perform under these conditions was a testament to the determination of our people and the strength of our global platform.


CONDITIONS IN THE AMERICAS

Despite what was arguably the most difficult economic environment in a decade in the Americas, we continued to attract important new clients to Jones Lang LaSalle while expanding our relationships with existing clients.

Corporate Solutions, where multi-disciplinary teams serve our corporate clients on a local, regional or global basis, secured ten strategic alliances during the year. The list includes Aetna, AT&T Wireless, KPMG Consulting and Microsoft. For Bank of America, we doubled our portfolio to 31 million square feet (2.9 million square meters) in America, Europe and Asia Pacific. Early in 2002, we secured two new major clients. Rockwell Automation selected us as its preferred worldwide real estate services provider for its 16-million-square-foot (1.5-million-square-meter) portfolio in 40 countries on five continents. In March, Motorola signed a five-year contract for 12.5 million square feet (1.2 million square meters) to provide facility management and project management services, beginning with its largest U.S. facilities.

Investor Services delivered a full spectrum of property management, acquisitions and sales, leasing, retail, and project and development services to clients. Highlights in 2001 include winning the leasing assignment from Sumitomo Life Realty for a prominent 1.2-million-square foot (111,000-square-meter) office tower in Atlanta. Joint-venture partners Citigroup Investments and NLI Properties Central, Inc., retained us to lease and manage an 800,000-square-foot (74,000-square-meter) office property in Chicago. We were selected to lease and manage a portfolio of properties that includes 30 buildings at the 1.5-million-square-foot (139,000-square-meter) Miami Koger Center in Florida, as well as a 1.2-million square-foot (111,000-square-meter) office portfolio of Koger Centers located in Virginia and North Carolina.

Although transaction levels in the capital markets were severely reduced in 2001, Capital Markets closed important transactions while building on our backlog for 2002. We won our first assignment from Crescent Real Estate Equities and executed the sale of a joint-venture interest in a major office tower in Miami. More recently, the Capital Markets team completed the sale of a $300 million loan portfolio for TIAA-CREF to Morgan Stanley. In 2002, we also completed the sale of 500 West Monroe Street at the highest per-square-foot sales price for an office building in Chicago in a decade.

Looking ahead, consensus predicts that the most likely scenario for 2002 in the Americas is a U-shaped rebound, with one to two percent growth in gross domestic product for the year and the potential for higher growth rates by the fourth quarter.


THE VIEW FROM EUROPE

While Europe encountered a broad slowdown in transaction activity in 2001, we were able to complete a significant range of assignments in all areas of our business.

We completed the disposition of the euro 1 billion Millennium portfolio in Germany on behalf of Deutsche Telekom. We acted as advisors to MACIF, the leading French insurance company, on the sale of a euro 595 million shopping center portfolio to a Dutch investor. Working for LaSalle Investment Management on behalf of the British Coal Pension Schemes, we completed the sale of a <pound sterling>130 million UK shopping center portfolio. Also in the UK, we represented the U.S.-based opportunity fund, Westbrook Partners, and private clients of our firm in the <pound sterling>358 million joint-venture acquisition of a mixed portfolio of 20 properties.

More recently, we executed the sale of the Hotel Arts Complex in Barcelona for a Dutch-based holding company. The sale represented Europe's largest single-asset hotel transaction in 2001 and was the largest single-asset real estate transaction ever recorded in Spain.

In Brussels, we resolved the occupancy needs of two major state authorities: SNCB, the national railway operator, and the Office Nationale de la Securite Sociale (ONSS), the Belgian social security agency. SNCB decided that Terminal One, a 45,000-square-meter (484,000-square-foot) office building being constructed by its wholly owned development subsidiary, would not meet its changing occupancy requirements. We identified the 38,000-square-meter (409,000-square-foot) Midi Atrium building as a more suitable alternative and represented SNCB in the euro 91 million acquisition of the property, the year's top asset-occupier transaction in Europe. We represented SNCB in the sale of Terminal One to ONSS.

Working for Accenture to assess the consulting firm's future space needs in London, Global Consulting developed a comprehensive real estate strategy for the client. The project led to a major space acquisition assignment for the 50,000-square-meter (538,000-square-foot) London headquarters for Accenture.

For the third year in a row, our European Capital Markets teams completed transactions totaling more than euro 15 billion, with more than 50 percent of these acquisitions and sales involving cross-border investors. This level far exceeds previous years and stands as a strong endorsement of one of our firm's key drivers for future growth.

Recently, Scottish Widows Investment Partnership awarded us a UK property management portfolio, significantly extending our involvement with this long-term client. The portfolio, which encompasses three shopping centers and additional multi-occupied properties, has a total rent roll in excess of <pound sterling>21 million and more than 200 tenants.

Europe is reporting limited gross domestic product growth at present, with consensus forecasts projecting a 1.3 percent increase for 2002. Consumer and business confidence surveys suggest that recovery will arrive progressively through the second half of the year. Investment activity continues to hold up well, however, supported by continuing low interest rates.


OUTLOOK FOR ASIA PACIFIC

Weakness in the U.S. economy hurt such developed markets as Singapore, Hong Kong, South Korea and Taiwan; and Japan's economy continued to shrink. China's growth slowed, but remained healthy compared to most of the rest of the world. Growth in the Australian economy also slowed. Against this backdrop, 2001 proved to be a difficult year in the Asia Pacific region.

The benefits of realigning our business operations in the region began to take effect by the end of 2001. To meet multinational client needs in the region, our operations are now organized along business lines rather than by geography.

Major 2001 business wins and extensions of existing relationships, including our new strategic alliance with Exxon Mobil Global Real Estate in Asia Pacific and EMEA (Europe, the Middle East and Africa), will fuel future growth. With our appointment from the Development Bank of Singapore, the largest outsourcing account in the region, we now manage the bank's entire real estate portfolio in Singapore and handle key assignments in Hong Kong and Thailand.

Credit Suisse First Boston, for whom we already provide project and development services in Beijing, and space acquisition and disposition services in Singapore and Hong Kong, called on us for Corporate Residential Services in Singapore. Lehman Brothers also added Corporate Residential Services to our mandate, retaining us to manage a Tokyo residential portfolio of 400 properties.

We signed a four-year contract to manage the 799,000-square-meter (8.6-million-square-foot) ANZ Bank portfolio in Australia. More recently, we were appointed for three years to provide facility management services for all Sun Microsystems properties in Asia Pacific.

Our presence in China continued to grow. At the end of 2001, we were appointed as design consultant for a 232,000-square-meter (2.5-million-square-foot) mixed use development in Finance City in Beijing. We were also appointed as real estate consultant for the redevelopment of the Dalian TianJin Street Retail Project, a 1.5-kilometer (0.9-mile) pedestrian shopping destination.

Looking ahead in Asia Pacific, we see the region's economic engine shifting from Japan to China, where long-term prospects are excellent, although current regulatory hurdles continue to dampen immediate prospects. Recovery in the United States can be expected to drive rapid recovery in developed Asian markets. Given our strengthened presence in Korea, Taiwan and Japan, we will be particularly well-positioned to take advantage of reviving opportunities in those markets.


THE YEAR AT LASALLE INVESTMENT MANAGEMENT

Despite the economic downturn and the cautious outlook displayed by most real estate investors, LaSalle Investment Management completed more than 150 acquisitions and dispositions valued in excess of $2.9 billion dollars in 2001.

Most noteworthy in this depressed investment climate was the launching and successful completion of the first close for each of three private equity commingled funds in three regions of the world. The Asia Recovery Fund will invest in selected developed and emerging Asian markets, focusing on office, luxury residential, hotel and industrial properties. LaSalle Euro Growth II will invest in value-added assets in Euro-zone markets that offer above-average growth prospects. In the United States, our Medical Office Fund will invest in existing medical facilities in established healthcare submarkets and in selected medical office development opportunities.

At year-end, these three funds had sufficient capital to fund approximately $800 million of investment acquisitions. In addition, each fund is scheduled to complete a second close during the first half of 2002, increasing buying power significantly.

Finally, LaSalle Investment Management renewed our single-largest separate account client for a new contract that started in January 2002. Our ability to generate above-index performance over the long term prompted the British Coal Pension Schemes to retain us. The Coal Schemes' private equity portfolio is currently valued at approximately <pound sterling>2.7 billion.

In 2001, real estate performed well for our institutional investors, by acting as a shock absorber to offset losses in their stock and bond portfolios. In 2002, we see allocations to real estate rising, as more investors acknowledge the positive income-generating characteristics of commercial real estate.

SCOPE OF SERVICES

OWNER AND OCCUPIER SERVICES

We serve real estate owners and occupiers locally, regionally and globally through our business operations in the Americas, Europe and Asia Pacific. Our Client Service Model focuses on:

     CORPORATE SOLUTIONS

We help corporate occupiers by providing integrated transaction and corporate property services to serve their space acquisition and disposition, facilities management, project and development services, and consulting needs.

     INVESTOR SERVICES

We offer real estate owners a broad range of transactional and management services in the areas of buying and selling assets, leasing, property management, project and development services, and consulting.

     CAPITAL MARKETS

Drawing on our real estate financial expertise, we serve the needs of owners, occupiers and investors by providing them with a range of services related to property acquisitions and dispositions, corporate finance, financial restructuring, sale and leaseback, debt and equity raising, and partnering.


INVESTMENT MANAGEMENT

LaSalle Investment Management, our global investment management business, serves institutional investors, government entities, corporations and private investors worldwide: we invest in real estate assets on their behalf through a series of funds and separate account relationships. To meet a broad range of risk-return objectives, we tailor investment strategy to the needs of individual clients, developing income, growth and opportunistic programs that invest in direct ownership of property and in public real estate securities, as well as in joint ventures, partnerships and private companies owning real estate.

ADJUSTED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                                             2001           2000
                                           Adjusted       Adjusted
(in thousands except per share data)         (1)           (1)(2)
                                          ----------     ----------

REVENUE

Fee based services. . . . . . . . . .     $  865,860     $  900,844
Equity in earnings from uncon-
  solidated ventures. . . . . . . . .          8,560         16,693
Other income. . . . . . . . . . . . .          7,256          5,171
                                          ----------     ----------
Total revenue . . . . . . . . . . . .        881,676        922,708

OPERATING EXPENSES

Compensation and benefits . . . . . .        545,609        581,322
Operating, administrative and other .        198,456        206,062
Depreciation and amortization . . . .         47,420         43,126
                                          ----------     ----------
Total operating expenses excluding
  non-recurring and restructuring
  charges . . . . . . . . . . . . . .        791,485        830,510
                                          ----------     ----------

Adjusted operating income
  excluding non-recurring and
  restructuring charges . . . . . . .         90,191         92,198

Interest expense, net of
  interest income . . . . . . . . . .         20,156         27,182
                                          ----------     ----------

Adjusted income before provision
  for income taxes. . . . . . . . . .         70,035         65,016

Net provision for income taxes. . . .         29,309         24,566

Minority interests in earnings
  (losses) of subsidiaries. . . . . .            228            (21)
                                          ----------     ----------
Adjusted net income excluding
  non-recurring and restructuring
  charges . . . . . . . . . . . . . .     $   40,498     $   40,471
                                          ==========     ==========

Adjusted income per common
  share (3) . . . . . . . . . . . . .     $     1.31     $     1.31
                                          ==========     ==========

Adjusted weighted average
  shares outstanding (3). . . . . . .     30,975,315     30,854,743
                                          ==========     ==========

Adjusted EBITDA (4) . . . . . . . . .     $  136,999     $  135,228
                                          ==========     ==========

CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

(in thousands except per share data)         2001          2000(2)
                                          ----------     ----------
REVENUE

Fee based services. . . . . . . . . .     $  865,860     $  900,844
Equity in earnings from uncon-
  solidated ventures. . . . . . . . .          8,560         16,693
Other income. . . . . . . . . . . . .          7,256          5,171
                                          ----------     ----------
Total revenue . . . . . . . . . . . .        881,676        922,708

OPERATING EXPENSES

Compensation and benefits . . . . . .        545,609        581,322
Operating, administrative and other .        198,456        206,062
Depreciation and amortization . . . .         47,420         43,126
Non-operational non-recurring
  charges . . . . . . . . . . . . . .         27,786         85,795
Restructuring charges . . . . . . . .         49,446          --
                                          ----------     ----------
Total operating expenses. . . . . . .        868,717        916,305
                                          ----------     ----------
Operating income. . . . . . . . . . .         12,959          6,403
Interest expense, net of
  interest income . . . . . . . . . .         20,156         27,182
                                          ----------     ----------
Loss before provision for
  income taxes and minority
  interest. . . . . . . . . . . . . .         (7,197)       (20,779)

Net provision for income taxes. . . .          7,986         22,053
Minority interests in earnings
  (losses) of subsidiaries. . . . . .            228            (21)
                                          ----------     ----------
Net loss before cumulative
  effect of change in accounting
  principle . . . . . . . . . . . . .     $  (15,411)    $  (42,811)
Cumulative effect of change in
  accounting principle. . . . . . . .          --           (14,249)
                                          ----------     ----------
Net loss. . . . . . . . . . . . . . .     $  (15,411)    $  (57,060)
                                          ==========     ==========

Basic loss per common share
  before cumulative effect of
  change in accounting principle. . .     $    (0.51)    $    (1.72)
Cumulative effect of change in
  accounting principle. . . . . . . .          --             (0.58)
                                          ----------     ----------
Basic loss per common share . . . . .     $    (0.51)    $    (2.30)
                                          ==========     ==========
Basic weighted average shares
  outstanding . . . . . . . . . . . .     30,016,122     24,851,823
                                          ==========     ==========

Diluted loss per common share
  before cumulative effect of
  change in accounting principle. . .     $    (0.51)    $    (1.72)
Cumulative effect of change in
  accounting principle. . . . . . . .          --             (0.58)
                                          ----------     ----------
Diluted loss per common share . . . .     $    (0.51)    $    (2.30)
                                          ==========     ==========
Diluted weighted average shares
  outstanding . . . . . . . . . . . .     30,016,122     24,851,823
                                          ==========     ==========

CONSOLIDATED BALANCE SHEETS
(unaudited)

(in thousands)                               2001           2000
                                          ----------     ----------

ASSETS
Current assets:
Cash and cash equivalents . . . . . .     $   10,446     $   18,843
Trade receivables,
  net of allowances . . . . . . . . .        222,590        244,201
Other current assets. . . . . . . . .         53,477         58,017
                                          ----------     ----------
Total current assets. . . . . . . . .        286,513        321,061

Property and equipment, at cost,
  less accumulated depreciation . . .         92,503         90,306
Intangibles resulting from
  business acquisitions and
  JLW merger, net of accumulated
  amortization. . . . . . . . . . . .        328,169        350,129
Investments in real estate ventures .         56,899         74,565
Other investments . . . . . . . . . .          --            12,884
Other long-term assets. . . . . . . .         71,643         65,100
                                          ----------     ----------
                                          $  835,727     $  914,045
                                          ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued
  liabilities . . . . . . . . . . . .     $  116,968     $  111,738
Accrued compensation. . . . . . . . .        131,680        170,323
Short-term borrowings . . . . . . . .         15,497          8,836
Other current liabilities . . . . . .         23,490         16,809
                                          ----------     ----------
Total current liabilities . . . . . .        287,635        307,706

Long-term liabilities:
Credit facilities . . . . . . . . . .         59,854         85,565
9.0% Senior Notes, due 2007 . . . . .        146,768        155,546
Other long-term liabilities . . . . .         26,300         32,323
                                          ----------     ----------
Total liabilities . . . . . . . . . .        520,557        581,140

Commitments and contingencies

Minority interest in
  consolidated subsidiaries . . . . .            789            567

Stockholders' equity:
Common stock, $.01 par value
  per share, 100,000,000 shares
  authorized; 30,183,450 and
  30,700,150 shares issued and
  outstanding as of December 31,
  2001 and December 31,
  2000, respectively. . . . . . . . .            302            307
Additional paid-in capital. . . . . .        463,926        461,272
Deferred stock compensation . . . . .         (6,038)        (4,322)
Retained deficit. . . . . . . . . . .       (122,521)      (107,110)
Stock held in trust . . . . . . . . .         (1,658)          (397)
Accumulated other comprehensive
  income. . . . . . . . . . . . . . .        (19,630)       (17,412)
                                          ----------     ----------
Total stockholders' equity. . . . . .        314,381        332,338
                                          ----------     ----------
                                          $  835,727     $  914,045
                                          ==========     ==========

FINANCIAL STATEMENT NOTES

NOTE 1

Adjusted results for 2001 exclude non-recurring and restructuring charges. Non-recurring charges include the write-down of investments in e-commerce, reserves against potential liabilities associated with the bankruptcy of two insurance providers and the asset impairment costs associated with the global restructuring program, including the exit of certain non-strategic business lines. Restructuring charges include severance and professional fees associated with the realignment of our business and exiting certain non-strategic business lines. Adjusted results for the twelve months ended December 31, 2000 exclude merger related non-recurring charges representing non-cash compensation expense resulting from the issuance of shares to former employees of Jones Lang Wootton. Adjusted results for 2000 also exclude the cumulative charge related to the adoption of SAB 101. There are no merger-related non-recurring charges in 2001. This analysis is not intended to be a presentation in accordance with generally accepted accounting principles (GAAP). The table below reconciles the Consolidated Statement of Earnings prepared in accordance with GAAP to the Adjusted Consolidated Statement of Earnings.

(in millions, unaudited)                        Minority
Full Year 2001                  Pre-tax   Tax   Interests   Post-tax
-----------------------         -------   ----  ---------   --------
GAAP net loss . . . . . . . . .   (7.2)    8.0       0.2      (15.4)

IMPACT OF NON-OPERATING,
  NON-RECURRING CHARGES
E-commerce investment
  impairment. . . . . . . . . .   18.0     2.9       0.0       15.1
Insolvent insurance
  providers . . . . . . . . . .    1.9     0.6       0.0        1.3
Asset impairments related
  to business realignment
  and restructuring . . . . . .   13.4     3.3       0.0       10.1
Severance and other costs
  associated with business
  realignment and restruc-
  turing. . . . . . . . . . . .   43.9    14.5       0.0       29.4
                                  ----    ----      ----      -----
Adjusted net earnings . . . . .   70.0    29.3       0.2       40.5
                                  ====    ====      ====      =====

The only reconciling items between GAAP Earnings and Adjusted Earnings for the full year 2000 were $83.3 million (net of tax benefit of $2.5 million) of merger-related non-cash compensation expense and $14.2 million (net of tax benefit of $8.7 million) of a cumulative charge related to the adoption of SAB 101.

NOTE 2

Certain prior year amounts have been reclassified to conform with the current presentation.

NOTE 3

Adjusted earnings per common share represents adjusted net earnings divided by the weighted average committed shares outstanding. Committed shares, which are inclusive of shares subject to forfeiture, vesting and indemnity provisions, are not considered in the calculation of weighted average basic or diluted shares outstanding under generally accepted accounting principles. As of December 31, 2000, all forfeiture, vesting and indemnity provisions have been removed, therefore for 2001, these shares are included in the weighted average shares outstanding under generally accepted accounting principles.

NOTE 4

Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes Minority Interests in EBITDA. 2001 Adjusted EBITDA excludes non-recurring and restructuring charges. 2000 Adjusted EBITDA excludes merger-related non-recurring charges and the cumulative charge related to the adoption of SAB 101. Management believes that Adjusted EBITDA is useful to investors as a measure of operating performance, cash generation and ability to service debt. However, Adjusted EBITDA should not be considered an alternative to (i) net earnings (determined in accordance with GAAP), (ii) operating cash flows (determined in accordance with GAAP), or (iii) liquidity.

EXECUTIVE OFFICER & BOARD OF DIRECTORS


EXECUTIVE OFFICERS [ WITH PHOTOS ]
------------------

STUART L. SCOTT
Chairman

CHRISTOPHER A. PEACOCK
President and Chief Executive Officer

PETER C. ROBERTS
Executive Vice President and Chief Operating Officer

LAURALEE E. MARTIN
Executive Vice President and Chief Financial Officer


BOARD OF DIRECTORS
------------------

STUART L. SCOTT
Chairman
Jones Lang LaSalle

CHRISTOPHER A. PEACOCK
President and Chief Executive Officer
Jones Lang LaSalle

CHRISTOPHER M.G. BROWN
Chief Executive Officer
Asia Pacific
Jones Lang LaSalle

ROBIN BROADHURST
Chairman
Europe
Jones Lang LaSalle

HENRI-CLAUDE DE BETTIGNIES
Professor
INSEAD

DARRYL HARTLEY-LEONARD
Chairman and Chief Executive Officer
Production Group International

DEREK A. HIGGS
Chairman
Partnerships UK plc

DAVID K.P. LI
Chairman and Chief Executive
The Bank of East Asia

ROBERT S. ORR
Chief Executive Officer
Europe
Jones Lang LaSalle

PETER C. ROBERTS
Executive Vice President and Chief Operating Officer
Jones Lang LaSalle

THOMAS C. THEOBALD
Managing Director
William Blair Capital Partners

LYNN C. THURBER
Chief Executive Officer
LaSalle Investment Management

JOHN R. WALTER
Chairman of the Board
Manpower, Inc. and
Retired President and
Chief Operating Officer
AT&T

EARL E. WEBB
Chief Executive Officer
Americas
Jones Lang LaSalle


MANAGEMENT EXECUTIVE COMMITTEE
------------------------------

[ Management Executive Committee photo insert -- From left: Chris Peacock, Robert Orr, Lynn Thurber, Lauralee Martin, Peter Barge, Chris Brown, Earl Webb, Molly Kelly, John Minks and Peter Roberts ]

CHRISTOPHER A. PEACOCK
Management Executive
Committee Chairman

President and Chief Executive Officer
Jones Lang LaSalle

PETER BARGE
Chief Executive Officer
Corporate Solutions, Americas and Jones Lang LaSalle Hotels

CHRISTOPHER M.G. BROWN
Chief Executive Officer, Asia Pacific

LAWRENCE DEANS
Chief Human Resources Officer

MOLLY A. KELLY
Chief Marketing and Communications Officer

LAURALEE E. MARTIN
Executive Vice President and Chief Financial Officer

JOHN G. MINKS
Chief Executive Officer
Global Client Services and Corporate Solutions, Europe

ROBERT S. ORR
Chief Executive Officer, Europe

PETER C. ROBERTS
Executive Vice President and Chief Operating Officer

LYNN C. THURBER
Chief Executive Officer
LaSalle Investment Management

EARL E. WEBB
Chief Executive Officer, Americas

GLOBAL LOCATIONS

[ graphic - global map with countries/markets indicated ]


AMERICAS (5 COUNTRIES, 36 MARKETS)

Atlanta, Baltimore, Buenos Aires, Chicago, Cincinnati, Cleveland, Columbus, Dallas, Denver, Detroit, Ft. Lauderdale, Houston, Los Angeles, McLean (Virginia) +, Mexico City, Minneapolis +, Monterrey (Mexico), Montreal, New York, Orange County, Orlando, Philadelphia, Phoenix, Pittsburgh+, Portland (Oregon), Rio de Janeiro, Sacramento, St. Louis, Salt Lake City, San Diego, San Francisco, Sao Paulo, Seattle, Toronto, Vancouver, Washington, DC


ASIA PACIFIC (11 COUNTRIES, 21 MARKETS)

Adelaide, Auckland, Bangalore, Bangkok, Beijing, Brisbane, Canberra, Hong Kong, Jakarta, Manila, Melbourne, Mumbai, New Delhi, Perth, Seoul, Shanghai, Singapore, Sydney, Taipei +, Tokyo, Wellington


EUROPE (17 COUNTRIES, 39 MARKETS)

Amsterdam, Antwerp, Barcelona, Berlin, Birmingham, Brussels, Budapest, Dublin, Dusseldorf, Edinburgh, Eindhoven +, Frankfurt, Glasgow, Gothenburg, Grenoble, The Hague, Hamburg, Leeds, Lisbon, London, Luxembourg, Lyon, Madrid, Malmo, Manchester, Milan, Moscow, Munich, Norwich +, Paris, Prague, Rotterdam, Seville, Stockholm, Tel Aviv, Utrecht, Valencia, Warsaw, Wiesbaden

  +   New market in 2001

CORPORATE INFORMATION


OPERATIONAL HEADQUARTERS

Jones Lang LaSalle Group
22 Hanover Square
London W1A 2BN
tel +44 20 7493 6040
fax +44 20 7408 0220


HOLDING COMPANY HEADQUARTERS

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago Illinois 60601
tel +1 312 782 5800
fax +1 312 782 4339


REGIONAL HEADQUARTERS

AMERICAS
200 East Randolph Drive
Chicago Illinois 60601
tel +1 312 782 5800
fax +1 312 782 4339

EUROPE
22 Hanover Square
London W1A 2BN
tel +44 20 7493 6040
fax +44 20 7408 0220

ASIA PACIFIC
9 Raffles Place
#39-00 Republic Plaza
Singapore 048619
tel +65 6220 3888
fax +65 6438 3360


TRANSFER AGENT AND REGISTRAR

Computershare Investor Services
2 North LaSalle Street
Chicago Illinois 60602


EURO NOTES TRUSTEE, PRINCIPAL PAYING AGENT,
REGISTRAR AND TRANSFER AGENT

The Bank of New York
101 Barclay Street
New York New York 10286

30 Cannon Street
London EC4M 6XH


EURO NOTES LISTING AGENT AND LUXEMBOURG
PAYING AND TRANSFER AGENT

Kredietbank S.A.
Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg

SEC FORM 10-K AND OTHER INFORMATION

Requests for the 2001 Jones Lang LaSalle Annual Report on Form 10-K (which will be provided free of charge) and any other inquiries from individuals and institutional investors should be directed to:

           Jones Lang LaSalle Incorporated
           Investor Relations Department
           200 East Randolph Drive
           Chicago IL 60601
           tel +1 312 228 2430
           www.joneslanglasalle.com


INDEPENDENT AUDITORS

KPMG LLP
303 East Wacker Drive
Chicago IL 60601


COMMON SHARE MARKET PRICES

Jones Lang LaSalle's common stock is listed on the New York Stock Exchange
(NYSE), ticker symbol JLL

Following are the JLL high and low sales prices for 2001 and 2000 on the
NYSE:

2001                       HIGH         LOW
----                      -------     -------
1Q                        $ 16.24     $ 12.20
2Q                        $ 14.05     $ 12.25
3Q                        $ 15.65     $ 12.50
4Q                        $ 18.20     $ 13.25


2000                       HIGH         LOW
----                      -------     -------
1Q                        $ 15.50     $ 10.06
2Q                        $ 16.00     $ 13.38
3Q                        $ 15.13     $ 11.63
4Q                        $ 14.00     $ 12.25


DIVIDENDS

Jones Lang LaSalle has not paid cash dividends on its common stock to date. Jones Lang LaSalle intends to retain its earnings to support the expansion of the business and therefore does not intend to pay cash dividends for the foreseeable future. Any payment of future dividends and the amounts thereof will be at the discretion of the Board of Directors and will depend upon Jones Lang LaSalle's financial condition, earnings, and other factors deemed relevant by the Board of Directors. See Management's Discussion and Analysis of Financial Condition and Results of Operations in Jones Lang LaSalle's Annual Report on Form 10-K for information regarding restrictions on Jones Lang LaSalle's ability to pay dividends.